Exhibit 10.1.10.2

CONSOLIDATED EDISON, INC.
[YEAR] Performance Unit Long Term Incentive Plan Award for Officers

Consolidated Edison, Inc. (“CEI” or “Company”) hereby grants an Award of Performance Units (the “Units” or “Performance Units”) to «FirstName»
«LastName» (the “Employee”) under the Consolidated Edison, Inc. Long Term Incentive Plan, effective as of May 15, 2023, as may be amended from time to time (the “Plan”) as follows:

Date of Grant	Performance Period	Vesting Date	Performance Units
[DATE]	[START DATE] - [END DATE]	[DATE]

This Award is subject to the terms and conditions set forth herein and in the Plan. The terms of this Award are subject in all respects to the provisions of the Plan, which are incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

Each Performance Unit shall represent the right upon vesting to receive one share of Common Stock (“Share”), the cash value of one Share, or a combination thereof. The cash value of a Performance Unit shall equal the closing price of a Share on the NYSE in the Consolidated Reporting System for the trading day immediately prior to the date the Management Development and Compensation Committee (the “Committee”) determines whether the Performance Targets for the Performance Period have been met in accordance with the terms of the Plan and this Agreement. If no trading of Shares occurred on such trading date, CEI will use the closing price of a Share in the Consolidated Reporting System as reported for the last preceding day on which sales of Shares traded shall be used.

1.Performance Targets:

a.Total Shareholder Return (“TSR”). [ ] percent of the Performance Units will be earned based on the Company’s achievement of TSR compared to the Compensation Peer Group1 over the Performance Period. The maximum payout of the Performance Units that may be earned upon attainment of the TSR portion is set forth in Schedule A. In the event that the companies that make up the Compensation Peer Group change during the Performance Period, the Committee will use the Compensation Peer Group as constituted on the Date of Grant. If a company ceases to be publicly traded before the end of the Performance Period, that company’s total shareholder return will not be used to calculate the TSR payout portion of the Performance Units.

1 The companies that comprise the Compensation Peer Group will be determined by the Committee at the Date of Grant.

Exhibit 10.1.10.2
The maximum payout of the Performance Units that may be earned upon attainment of the TSR portion is set forth in Schedule A.

b.Adjusted Earnings Per Share. [ ] percent of the Performance Units will be earned based on the Company’s achievement of cumulative Adjusted Earnings per Share (“EPS”) over the Performance Period. The maximum payout of the Performance Units that may be earned upon attainment of the Adjusted EPS portion is set forth in Schedule B.

c.Operating Objectives. The remaining [ ] percent of the Performance Units will be earned based on the achievement of operating objectives over the Performance Period. The maximum payout of the Performance Units that may be earned upon attainment of the Operating Objectives portion is set forth in Schedule C.

d.Determination of Award Amount. The actual number of Performance Units to be paid to the Employee will be determined based on performance relative to targets set forth in Schedule A, Schedule B, and Schedule C. Subject to Section 2 below, after the close of the Performance Period, the Committee will determine whether the Performance Targets have been met in accordance with the terms of the Plan and this Agreement. The Committee also has the authority in accordance with Section 17 below, to recover Shares or amounts paid with respect to the Performance Units after they have been paid.

2.Consequences of Separation from Service and Death.

In the event of the Employee’s separation from service with the Company and its affiliates as determined under the default provisions of Code Section 409A (“Separation from Service”) or upon his/her death during the Performance Period, the Employee’s rights will be as set forth below:

a.If the Employee incurs a Separation from Service other than by reason of Retirement,2 Disability or death, or a Separation from Service while on an approved leave of absence (a “Leave Separation”) during the Performance Period, his/her Performance Units will be cancelled and completely forfeited without payment.

b.If the Employee dies during the Performance Period, payment (if any) of his/her Performance Units will be prorated based on his or her actual period of Service from the beginning of the Performance Period to the Employee’s date of death. The Employee’s estate shall receive payment of the Performance Units within 90 days following receipt of appropriate documentation. The determination of the attainment of the performance factors set forth in Section 2 above will be made by the
2        For purposes of Section 2, Retirement means any Officer who retires on or after attaining age 55 with at least 5 years of Service.

Exhibit 10.1.10.2

Vice President of Human Resources of Consolidated Edison Company of New York, Inc. (the “Vice President”) using the indicators as of the end of the month in which the date of death occurs for the TSR and as if target performance levels had been attained for Adjusted EPS and the Operating Objectives as of the Employee’s date of death.

c.If the Employee incurs a Separation from Service by reason of Retirement or Disability during the Performance Period, then payment (if any) of his/her Performance Units will be prorated based on the actual period of Service from the beginning of the Performance Period to the date of the Employee’s Disability or Retirement, and shall be based on actual performance achieved under the performance factors set forth in Section 2 above through the end of the Performance Period. The Employee, or if the Employee is legally incapacitated, the Employee’s legal representative, shall receive payment of the Performance Units as soon as practicable following the end of the Performance Period; provided that payment will be made no later than [DATE].

d.If the Employee incurs a Separation from Service by reason of a Leave Separation during the Performance Period, then payment (if any) of his/her Performance Units will be prorated based on the actual period of Service during the Performance Period to the date of the Employee’s Separation from Service, and shall be based on actual performance achieved under the performance factors set forth in Section 2 above through the end of the Performance Period; provided, however, that if the Employee returns to employment with the Company or its affiliates during the Performance Period, his/her Performance Units will be recalculated based on his/her actual period of Service including the period during which the Employee is on an approved leave of absence. The Employee, or if the Employee is legally incapacitated, the Employee’s legal representative, shall receive payment of the Performance Units as soon as practicable following the end of the Performance Period; provided that payment will be made no later than [DATE].

e.If the Employee incurs a Separation from Service for Cause following the Performance Period, his/her vested Performance Units will be cancelled and completely forfeited without payment.

3.Form of Payout. Subject to Section 5 below, the Performance Units will be paid in a lump sum, either in Shares, in cash, or a combination, pursuant to an election made by the Employee on a form prescribed by Human Resources. The Employee’s election will be effective only when filed with Human Resources prior to December 31 of the year before the Date of Grant, and shall be subject to the Committee’s discretion. If no election is made, the Performance Units will be paid in Shares.

4.Unfunded Promise to Pay. Units represent general, unsecured liabilities of the Company and shall not confer any right, title or interest in any assets of

Exhibit 10.1.10.2

the Company or its affiliates and does not require a segregation of any assets of the Company or its affiliates.

5.Deferrals. Subject to the Committee’s discretion, the Employee will have a one-time election to defer the receipt of the cash value of the Performance Units into the Consolidated Edison Company of New York, Inc. Deferred Income Plan (the “DIP”) or to defer the right to convert the Performance Units into Shares and to receive them, or a combination thereof pursuant to an election made by the Employee on a form prescribed by Human Resources. The Employee’s deferral election will be subject to, and made in accordance with, the terms and conditions of the DIP and the Plan.

6.Voting and Dividend or Dividend Equivalent Rights.

a.Except to the extent provided in Section 6(e) below with respect to Dividend Equivalents, the Employee shall not be entitled to any voting rights, Dividends or Dividend Equivalents with respect to the Performance Units awarded.

b.If, on the payment date, the Employee receives a cash payment he or she will not receive Dividend Equivalent payments.

c.Dividend Equivalent payments can be received as additional Shares or cash.

d.The Employee shall not be entitled to any Dividend Equivalent payments until the first record date after the Committee has determined the amount of the Award based upon whether the Performance Targets for the Performance Period have been met in accordance with the Plan and this Agreement.

e.Following the Committee’s determination of the achievement of the Performance Targets for the Performance Period, Dividend Equivalents with respect to Dividends accrued between such determination of the Performance Targets and the payout of the Performance Units will be paid on the Dividend Payment Date, which is the date CEI pays any dividend on outstanding Shares.

7.Deferral Election for Dividend Equivalent Payments. A deferral of Dividend Equivalent payments in connection with a deferral of the Performance Units must be made at the same time as the deferral of the receipt of the Performance Units and is subject to the same requirements and conditions as set forth in Section 5 above.

8.No Right to Continued Employment. Nothing contained herein shall constitute a contract of employment between the Company or its affiliates and the Employee and this Agreement shall not be deemed to be consideration for, or a condition of, continued employment of the Employee or affect any right of the Company or its affiliates to terminate the Employee’s employment.

Exhibit 10.1.10.2

9.Leave of Absence. If the Employee is officially granted a leave of absence for illness, military or governmental service or other reasons by the Company or its affiliates, for purposes of this Award, such leave of absence shall not be treated as a Separation from Service except to the extent required pursuant to Section 409A.

10.Payment. Subject to any deferral election and except as provided in Section 2 herein, the Company shall pay the Employee (a) the cash value of the Shares represented by the Performance Units, (b) the Shares, or (c) a combination of cash and Shares as soon as practicable following the end of the Performance Period; provided that payment will be made no later than [DATE]. The Performance Units represent an unfunded and unsecured promise to pay the Employee the cash value of Shares, Shares or a combination thereof following vesting.

11.Transferability. Except as may otherwise be authorized by the Committee in accordance with the Plan, the Performance Units shall not be subject to alienation, sale, transfer, assignment, pledge, encumbrances, attachment, execution, levy, garnishment or other legal process by creditors of the Employee, the Employee’s estate or by the Employee. Any attempted transfers shall be null and void and of no effect.

12.Tax Withholding. Pursuant to such methodology as determined by the Committee, the Company or its affiliates shall have the authority to make such provision and take such steps as it deems necessary or appropriate for the withholding of any taxes that the Company or its affiliates is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the Performance Units including allowing the Employee who is receiving a payout in Shares to cancel sufficient Shares to cover his or her tax liability.

13.Administration. Except as otherwise expressly provided in the Plan, the Plan Administrator shall have full and final power and authority with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Plan Administrator and any decision made by the Plan Administrator with respect to this Agreement shall be final and binding on all parties. References to the Plan Administrator in this Agreement shall be read to include a reference to any delegate of the Plan Administrator.

14.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to Performance Units by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.Amendment. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan, this Agreement or the Performance

Exhibit 10.1.10.2

Units, in whole or in part, as it may deem advisable, except no such action (i) that would require the consent of the Board and/or the stockholders of CEI pursuant to any Applicable Laws, the listing requirement of any national securities exchange or national market system on which are listed any of CEI’s equity securities shall be effective without such consent; and (ii) may be taken without the written consent of the Employee, which materially adversely affects his or her rights concerning the Performance Units, except as such termination, suspension or amendment of this Agreement is required by Applicable Laws.

16.Code Section 409A.

a.The Plan and this Agreement are intended to satisfy the applicable requirements of Section 409A or an applicable exemption to Section 409A and shall be administered and interpreted consistent with such intent. If the Committee determines in good faith that any provision contained in the Plan or herein does not satisfy such requirements or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, or could otherwise contravene the applicable provisions of Section 409A, the Committee will modify, to the maximum extent practicable, the original intent of the applicable provision without violation of the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify this Agreement, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee shall be final and binding on all parties.

b.Notwithstanding anything in the Plan or herein to the contrary, if the Employee is a “specified employee” for purposes of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date on which the Employee incurs a Separation from Service, any payment hereunder that is deemed to be a “deferral of compensation” subject to Section 409A and is payable on the Employee’s Separation from Service shall be paid or commence to be paid during the month immediately following the expiration of the six month period measured from the Employee’s Separation from Service, provided, however, that a payment delayed pursuant to this clause (b) shall commence earlier in the event of the Employee’s death prior to the end of the six-month period.

17. Recoupment of Awards. The Employee’s Performance Units are subject to the Company’s Dodd-Frank Clawback Policy and the Company’s Supplemental Officer Clawback Policy, as each may be amended from time to time and/or any other Company recoupment policies or procedures that may be required under Applicable Laws. As consideration for the receipt of the Performance Units, the Employee agrees that any prior Award of Performance Units granted under the terms of the Plan or any prior long-term incentive plan of the Company is subject to the Company’s Dodd-Frank

Exhibit 10.1.10.2

Clawback Policy, the Company’s Incentive-Based Compensation and Recoupment Policy and/or other Company recoupment policies or procedures that may be required under Applicable Laws.

18. Miscellaneous. In the event of a conflict between this document and the Plan, the terms and conditions of the Plan shall control. The Employee may request a copy of the Plan from the Vice President at any time.

By accepting this Award in accordance with the procedures established by the Company, the Employee has indicated that he/she has received, read, understood and accepted the terms, conditions and restrictions of this Agreement and the Plan and he/she consents to, the terms of this Award and any actions taken under the Plan by CEI, the Board, the Committee or the Plan Administrator.

«FirstName» «LastName»

Exhibit 10.1.10.2
Schedule A

“Total Shareholder Return” percentage is the [ ]% weighting earned based on the cumulative change in the Company’s Total Shareholder Returns over the Performance Period beginning [DATE] and ending on [DATE] compared with the Company’s Compensation Peer Group as constituted on the Date of Grant. In the event that the companies that make up the Compensation Peer Group change during the Performance Period, the Committee will use the Compensation Peer Group as constituted on the Date of Grant. If a company ceases to be publicly traded before the end of the Performance Period, that company’s total shareholder returns will not be used to calculate the payout of the Performance Units.

The levels of Performance Units will be earned as follows:

Company Percentile Rating	Percentage Payout of Shares Awarded1

1 Interpolate payouts for actual performance between Company Percentile Ratings

Exhibit 10.1.10.2
Schedule B

“Adjusted EPS” percentage is the [ ]% weighting earned based on the Company’s three-year cumulative Adjusted EPS over the Performance Period beginning [DATE] and ending on [DATE].

The levels of Performance Units will be earned as follows:

Three-Year Cumulative Adjusted EPS
Performance Relative to Target	Performance Goals	Payout Relative to Target1

1 Interpolate payouts for actual performance between Performance Relative to Target and Performance Goals

Exhibit 10.1.10.2

Schedule C

“Operating Objectives” percentage is the [ ]% weighting earned based on the Company’s attainment of the operating objectives set forth below over the Performance Period beginning [DATE] and ending on [DATE]. In the event circumstances prevent the measurement for the full 3-year performance period, the target will be adjusted to represent the pro-rated performance period (as appropriate) and the results as of the last measurable date shall be used to determine the payout relative to the adjusted target.

The levels of Performance Units will be earned as follows:

Payout Relative to Target 10 of 10 = 150% 9 of 10 = 125% 8 of 10 = 100% 7 of 10 = 75% 6 of 10 = 50% < 6 = 0%